Exhibit 99.4

Healthcare Realty Trust Incorporated
Consolidated Statements of Income
(Unaudited)

	Restated

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(dollars in thousands, except per share data)	2003	2002	2003	2002

Revenues
Master lease rental income	$21,384	$23,770	$66,511	$69,566
Property operating income	21,998	19,104	63,182	55,804
Straight line rent	811	860	2,001	1,744
Mortgage interest income	2,710	3,292	7,678	10,614
Interest and other income	994	608	3,337	2,426

	47,897	47,634	142,709	140,154
Expenses
General and administrative	2,701	3,140	8,235	8,375
Property operating expenses	8,758	7,135	25,056	21,133
Interest	8,627	8,529	25,637	25,966
Depreciation	10,461	9,923	31,224	29,628
Amortization	13	28	40	101

	30,560	28,755	90,192	85,203

Net income before net gain (loss) on sale of real estate properties	17,337	18,879	52,517	54,951
Net gain (loss) on sale of real estate properties	0	0	0	0

Income from continuing operations	17,337	18,879	52,517	54,951
Discontinued operations
Operating income from discontinued operations	573	1,369	1,803	4,770
Gain (loss) on sale of real estate properties	(461)	242	(668)	2,872

	112	1,611	1,135	7,642

Net income	$17,449	$20,490	$53,652	$62,593

Basic earnings per common share
Income from continuing operations per common share	$0.42	$0.41	$1.28	$1.21
Discontinued operations per common share	0.00	0.04	0.03	0.19

Net income per common share	$0.42	$0.45	$1.31	$1.40

Diluted earnings per common share
Income from continuing operations per common share	$0.42	$0.40	$1.26	$1.20
Discontinued operations per common share	0.00	0.04	0.03	0.18

Net income per common share	$0.42	$0.44	$1.29	$1.38

Weighted average common shares outstanding — Basic	41,087,329	40,682,210	40,939,067	40,601,065

Weighted average common shares outstanding — Diluted	41,732,935	41,487,797	41,636,126	41,450,671

Dividend declared, per common share, during the period	$0.62	$0.60	$1.845	$1.785